Exhibit 99.1

Contacts:
	Investors:	Media:
	Anna Marie Dunlap	Kent Jenkins
	SVP Investor Relations	VP Public Affairs Communications
	714-424-2678	202-682-9494

CORINTHIAN COLLEGES REPORTS

FISCAL 2011 THIRD QUARTER RESULTS

Santa Ana, CA, May 3, 2011 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the third quarter ended March 31, 2011. The results for the third quarter met or exceeded the most current guidance for revenue, earnings per share and new student enrollment. (Guidance excludes all one-time charges; the Company recorded a $2.4 million severance charge in the third quarter.)

“During the third quarter we made progress in several areas, including student outcomes, compliance, and operational and financial management,” said Jack Massimino, Corinthian chairman and chief executive officer. “In the area of outcomes, we continue to review our programs to ensure that students are well-served in terms of completion, placement and overall value. In calendar 2010, a record 60,000 students graduated from our programs, and in spite of a weak economy, we expect approximately 42,000 of these graduates to obtain employment in their fields of study.”

“As anticipated, the rate of new student enrollment growth declined in the third quarter,” Massimino said. “This decline is primarily the result of our decision to stop enrolling ability-to-benefit (ATB) students as of September 1, 2010. General economic conditions, negative industry publicity and uncertainties in the regulatory environment also played a role in the decline, as did the recent tuition increase we implemented to remain in compliance with the 90/10 Rule. We expect the rate of enrollment growth to remain negative through at least the current fiscal year.”

“Our decision to stop serving ATB students was one of several measures to reduce cohort default rates,” Massimino said. “We have made excellent progress in reducing defaults, and as a result we plan to begin enrolling ATB students again in the near future. Serving ATB students has historically been part of our mission, and many of these students have few options for obtaining post-secondary education. We plan to carefully manage the number of ATB students enrolled to help ensure their success and to avoid an increase in defaults.”

“We have opened seven new campuses in the past twelve months, and they are an important source of enrollment growth,” Massimino said. “During the third quarter we opened two new campuses, both in the Chicago area, and they are growing above expectations. In addition, our online and high school programs continue to experience healthy growth, and we continue to expand our core program offerings at numerous campuses.”

“We remain focused on aligning expenses with our existing and projected student population,” Massimino said. “Toward that end, in the third quarter we reduced unfilled and existing employee positions by approximately four percent. Combined with other efficiencies, the layoff resulted in annualized savings of $60 million.”

“We are fully engaged in implementing the federal program integrity rules issued last October and expect to be in compliance by the required effective dates,” Massimino said. “The most significant of these new rules deals with prohibited compensation payments. To comply, we have rolled out a new compensation plan for frontline admissions and financial aid personnel to all of our U.S. campuses, well in advance of the July 1st deadline.”

Comparing the third quarter of fiscal 2011 with the same quarter of the prior year:

•	Net revenue was $462.3 million versus $478.3 million, a decrease of 3.3%.

•	Total student population at March 31, 2011 was 102,450 versus 112,489 at March 31, 2010, a decrease of 8.9%.

•	Total new students were 29,390 versus 37,452, a decrease of 21.5%. Excluding the impact of the loss of ATB students, pro forma new student growth declined by 4.3%.

•

Operating income was $26.7 million, or 5.8% of revenue, which includes $2.4 million in severance, compared with operating income of $66.4 million, or 13.9% of revenue, for the quarter ended March 31, 2010.

•	Net income was $16.1 million, including the severance charge, compared with net income of $39.8 million.

•	Diluted earnings per share were $0.19, versus diluted earnings per share of $0.45. Excluding the charge, diluted earnings per share were $0.21.

Financial Review

Impairment, facility closing and severance charge – During the third quarter, we recorded a charge for severance payments in the amount of $2.4 million.

Educational services expenses were 59.5% of revenue in Q3 11 versus 54.2% in Q3 10, the result of higher compensation and bad debt, and new campus facility costs. Bad debt expense was 4.8% of revenue in Q3 11 versus 4.3% in Q3 10, the result of higher accounts receivable associated with the Department of Education’s (“ED”) transition to direct lending.

Marketing and admissions expenses were 23.2% of revenue in Q3 11 versus 20.4% in Q3 10. The increase is primarily the result of higher compensation costs, higher advertising costs, and higher costs per new student enrollment.

General and administrative expenses were 11.0% of revenue in Q3 11 versus 11.5% in Q3 10.

The operating margin was 5.8% in Q3 11 versus 13.9% in Q3 10. The decrease is the result of declining enrollment in the Everest ground schools, increased compensation costs, and expenses associated with our new campuses.

Cash and cash equivalents totaled $40.3 million at March 31, 2011, compared with $209.4 million at June 30, 2010.

Long term debt and capital leases (including current portion) totaled $204.3 million at March 31, 2011, compared with $314.3 million at June 30, 2010.

Cash flow from operations was $53.6 million in the nine months ended March 31, 2011, versus $210.7 million in the nine months ended March 31, 2010. The decline in cash flow is primarily related to the decline in our net income and the timing of cash payments and receipts related to working capital.

Capital expenditures were $88.9 million in the first nine months of fiscal 2011, versus $52.2 million in the first nine months of fiscal 2010. The increase is primarily the result of new campuses.

Regulatory Update

Cohort Default Rate Update – As previously reported, we continue to see positive trends in the area of cohort default rates (CDR), and now estimate that our average two-year CDR for the 2010 cohort of students will be 9% – 12%. This represents a substantial improvement over our average preliminary two-year CDR of 21.9% for 2009 cohort, and our average final two-year CDR of 19.0% for the 2008 cohort. Given the improvement in our projected 2010 CDR, the company believes it is no longer at risk of exceeding federal default thresholds under the current two-year measurement rules, and believes it has significantly reduced its risk under the new three-year measurement rules. Sanctions under the new three-year rules become effective in 2014.

We attribute the improvement in the 2010 CDR to three main factors: 1) our substantial investment in cohort default management over the past 18 months; 2) stabilization in the wake of structural changes in student lending and the transition to direct lending; and 3) the increased participation of loan servicers in default management.

Price Increases – As previously reported, to help maintain compliance with the 90/10 rule, we increased tuition in February 2011 for diploma programs and in April 2011 for degree programs. (An increase in tuition prices above the applicable limits for Title IV loans and grants effectively creates a funding gap that requires students to obtain other sources of funding to pay for the remaining tuition balance. This has the effect of reducing the overall percentage of revenue from Title IV sources.) The tuition price increases were calculated individually for each institution and averaged approximately 12 percent. The increases have had a negative impact on new enrollment.

We do not believe that substantial price increases are in the best interests of our students, and such increases may conflict with the intent of ED’s proposed “gainful employment” rule. If the 90/10 Rule is subsequently modified in a favorable manner through legislation, we plan to reduce the price increases to reflect that benefit on a prospective basis.

We continue to discuss the negative consequences of the 90/10 Rule with members of Congress and ED, and believe that the most effective solution is a fundamental change in the Rule itself. However, there is no assurance that Congress will act on the Rule in a manner that is timely or favorable to our students or institutions.

California Grant Program Changes

On March 24, 2011 California Senate Bill 70 was signed into law. Among other things, this budget reduction measure modified California Grant (“Cal Grant”) eligibility requirements for students and institutions. When these changes take effect in the 2011-2012 academic year (assuming California uses the revised trial three-year default calculations issued by ED on April 21, 2011), our students will be required to replace approximately $5.2 million in Cal Grant funding with other sources, primarily federal Stafford loans.

Guidance

The following guidance excludes one-time charges:

Time Period	Revenue	Diluted EPS	New Student Growth
Q4 11	$423 - $433 million	$0.11 - $0.13	(24)% – (27)%

Conference Call Today

We will host a conference call today at 12:30 p.m. Eastern Time (9:30 a.m. PT), to discuss third quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations.) The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 11:00 p.m. PT, Tuesday, May 10. The playback can be reached by dialing (888) 642-1687 (domestic) or (706) 645-9291(international) and using pass code 50119690.

About Corinthian Colleges

Corinthian is one of the largest post-secondary education companies in North America. Our mission is to change students’ lives. We offer diploma and degree programs that prepare students for careers in demand or for advancement in their chosen fields. Our program areas include health care, business, criminal justice, transportation technology and maintenance, construction trades and information technology. We have 123 Everest, Heald and WyoTech campuses, and also offer degrees online. For more information, go to http://www.cci.edu/.

Certain statements in this press release may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those regarding our beliefs and expectations regarding enrollment growth or declines in future periods; expected savings from our decision to align the organization with lower enrollments; our ability to grow enrollments over the long term; our ability to manage student outcomes; our ability to comply with new federal regulations; potential impacts on the Company as a result of changes to Cal Grant funding; our future cohort default rates; the expected impact of price increases on our ability to maintain compliance with the federal 90/10 Rule; and the statements under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements or elsewhere, including: potential negative effects from our decisions about enrolling ATB students; the uncertain outcome of the Department of Education’s rule making, recently promulgated rules, and pending inquiries by the Senate HELP committee, any or all of which could result in changes in changes in the manner in which we conduct our business; the company’s effectiveness in its regulatory and accreditation compliance efforts; the Company’s potential inability to affect the default rates of its students on their federal student loans; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; the outcome of pending litigation against the company; risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the company’s new student information system and the company’s new financial aid processing system; potential increased competition; bad debt expense or reduced revenue associated with requesting students to pay more of their educational expenses while in school; the potential inability or failure of the company to employ underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; changes in general macroeconomic and market conditions (including credit and labor market conditions, the unemployment rate and the rates of change of each such item); and the other risks and uncertainties described in the company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended March 31,		For the nine months ended March 31,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net revenues	$462,346	$478,274	$1,446,884	$1,281,053
Operating expenses:
Educational services	275,243	259,340	850,650	696,227
General and administrative	50,694	54,811	160,427	141,616
Marketing and admissions	107,268	97,696	317,789	258,095
Impairment, facility closing, and severance charges	2,402	—	208,391	—

Total operating expenses	435,607	411,847	1,537,257	1,095,938

Income (loss) from operations	26,739	66,427	(90,373)	185,115

Interest (income)	(208)	(311)	(629)	(962)
Interest expense	1,898	2,130	6,061	3,467
Other (income) expense	(1,512)	(1,727)	(3,319)	(4,238)

Pre-tax income (loss) from operations	26,561	66,335	(92,486)	186,848
Provision for income taxes	10,491	26,529	22,047	74,727

Net income (loss)	$16,070	$39,806	$(114,533)	$112,121

Income (loss) per common share:
Basic	$0.19	$0.45	$(1.34)	$1.28
Diluted	$0.19	$0.45	$(1.34)	$1.26

Weighted average number of common shares outstanding:
Basic	84,577	87,791	85,646	87,558
Diluted	84,715	88,796	85,646	88,672

Selected Consolidated Balance Sheet Data

	March 31, 2011 (Unaudited)	June 30, 2010
Cash and cash equivalents	$40,290	$209,419
Receivables, net (including long term notes receivable)	$180,513	$163,495
Current assets	$252,842	$437,722
Total assets	$1,053,025	$1,389,420
Current liabilities	$221,886	$297,311
Long-term debt and capital leases (including current portion)	$204,299	$314,259
Total liabilities	$491,848	$698,386
Total stockholders’ equity	$561,177	$691,034